EXHIBIT 99.1

BAYONNE, NJ—(MARKET WIRE)—Apr 27, 2005 — Pamrapo Bancorp, Inc. (NasdaqNM:PBCI—News) today reported net income for the first quarter ended March 31, 2005.

Net income for the first quarter of 2005 amounted to $1.983 million, or 40 cents per share, as compared with $1.946 million, or 39 cents per share in the first quarter of 2004. The weighted average number of diluted shares outstanding during the 2005 and 2004 periods were 4.990 and 5.001 million, respectively.

Pamrapo’s book value at March 31, 2005 was $11.25.

Pamrapo Bancorp is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Fort Lee, Hoboken, and Monroe, New Jersey.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Quarter ended 31-Mar
	2005	2004
Interest income:
Loans	$6,381	$6,133
Mortgage-backed securities	2,329	2,453
Investments and other interest-earning assets	305	244

Total interest income	$9,015	$8,830

Interest expense:
Deposits	$2,069	$2,024
Advances and other borrowed money	818	798

Total interest expense	$2,887	$2,822

Net interest income	$6,128	$6,008
Provision for loan losses	60	10

Net interest income after provision for loan losses	$6,068	$5,998

Non-interest income:
Fees and service charges	313	320
Miscellaneous	310	291

Total non-interest income	623	611

Non-interest expenses:
Salaries and employee benefits	$1,984	$1,927
Net occupancy expense of premises	266	247
Equipment	321	304
Advertising	52	62
Miscellaneous	744	826

Total non-interest expenses	$3,367	$3,366

Income before income taxes	$3,324	$3,243
Income taxes	1,341	1,297

Net income	$1,983	$1,946

Basic/diluted earnings per common share	.40	.39

Dividends per common share	.22	.21

Weighted average number of common shares and common stock equivalents outstanding
Basic	$4,975	$4,974

Diluted	$4,990	$5,001

PAMRAPO BANCORP, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

(Unaudited)

ASSETS	March 31, 2005	December 31, 2004
Cash and amounts due from depository institutions	$11,671	$14,599
Securities available for sale	3,423	3,639
Investment securities held to maturity	9,282	9,309
Mortgage-backed securities held to maturity	190,189	200,077
Loans receivable	407,902	395,800
Premises and equipment	3,985	4,019
Federal Home Loan Bank of New York stock, at cost	5,152	5,152
Interest receivable	2,868	2,703
Other assets	5,334	4,601

Total assets	$639,806	$639,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$488,462	$489,350
Advances from Federal Home Loan Bank of N.Y.	89,000	89,000
Other borrowed money	75	84
Advance payments by borrowers for taxes, insurance	3,346	3,337
Other liabilities	2,953	3,014

Total liabilities	$583,836	$584,785

Stockholders’ equity:
Common stock; par value $.01;authorized:
25,000,000 shares; 6,900,000 shares issued; 4,975,542 / 4,974,913 shares outstanding.	69	69
Paid-in capital in excess of par value.	19,053	19,041
Retained earnings—substantially restricted	59,276	58,387
Accumulated other comprehensive income—net	271	316
Treasury stock at cost: 1,924,458 / 1,925,087 shares	(22,699)	(22,699)

Total stockholders’ equity	55,970	55,114

Total liabilities and stockholders’ equity	$639,806	$639,899

Contact:

Contact

Robert A. Hughes

CPA

Vice President

201-339-4600